EXHIBIT (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post Effective Amendment No. 6 to the registration statement on Form N-1A ("Registration Statement") of our report dated April 14, 2000, relating to the financial statements and financial highlights which appears in the February 29, 2000 Annual Report to Shareholders of Kelmoore Strategic Trust (consisting of The Kelmoore Strategy(TM) Fund, formerly The Kelmoore Strategy(TM) Covered Option
Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Francisco, California
December 26, 2000